Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

Company Contact:

Pacira Pharmaceuticals, Inc.

James S. Scibetta, 973-254-3560

or

Investor Contact:

Pure Communications Inc.

Jennifer Beugelmans, 646-596-7473

Pacira Pharmaceuticals, Inc. Reports Third Quarter 2011 Financial Results

Company Provides Update on FDA Approval of EXPAREL™ and Commercial Strategy

PARSIPPANY, N.J. — Oct. 31, 2011 — Pacira Pharmaceuticals, Inc. (Nasdaq: PCRX), an emerging specialty pharmaceutical company, today announced financial results for the third quarter ended September 30, 2011 and provided an update on the U.S. Food and Drug Administration’s (FDA) approval of EXPAREL™ (bupivacaine liposome injectable suspension) and the commercial strategy to support the product launch.

“With the broad postsurgical pain management label granted by the FDA, we are well positioned to execute our commercial strategy for EXPAREL,” said Dave Stack, president and chief executive officer of Pacira Pharmaceuticals, Inc. “Over the past several months, our entire organization has diligently focused on completing the pre-commercial activities necessary to prepare EXPAREL for launch. During this time, we have strengthened our relationships with clinicians and hospitals, presented data demonstrating the efficacy, safety and utility of EXPAREL and completed retrospective health outcomes studies highlighting the economic benefits of reducing opioid use in postsurgical pain management regimens. With these accomplishments as a platform, we believe we are on track for a successful hospital launch of EXPAREL in January 2012, focused on abdominal soft tissue surgeries typically performed by colorectal surgeons, general surgeons and OB/GYNs.”

EXPAREL Commercial Strategy

The company has previously announced its intention to launch EXPAREL into the broad hospital market in early 2012.  By the time of launch, Pacira expects to have achieved the following:

•                  Final analysis of its retrospective health outcomes research studies, which demonstrate that in certain patient populations, opioid-based pain management often leads to patient care and economic challenges. The first of these data sets will be presented at the American Society of Health-System Pharmacists (ASHP) annual meeting in December in New Orleans.

•                  Initiated patient enrollment for its prospective health outcomes clinical study programs—conducted in partnership with its integrated health system customers—to evaluate the benefits of incorporating EXPAREL into the postsurgical pain management protocols in customer hospitals.

•                  Hired its 63-person sales force through its agreement with Quintiles who will cover more than 81 percent of the target market, which includes abdominal soft tissue surgeries, plastic surgeries such as breast augmentation and abdominoplasty and elastomeric pump replacement initiatives. Pacira recently hired regional sales directors who will oversee the hiring and training of these representatives, as well as work with the commercial team to target key hospital surgical customers for rapid formulary adoption.

•                  Developed key educational initiatives, such as center of excellence programs, preceptorship programs and web-based training focused on plastic surgery and elastomeric pump replacement audiences.

“Based upon our January launch timeline, we are moving forward with our strategy to build out a sales team that we believe can cover more than 81 percent of the hospital soft tissue surgery market,” continued Mr. Stack. “This team will also be focused on assisting our commercial team with accelerating the formulary process at key hospitals and gaining momentum within the plastic surgery market, where there are lower formulary approval requirements. Additionally, we expect to maintain a high level of activity with new peer-reviewed data publications and presentations at key medical meetings, which we believe will help further support an accelerated formulary approval strategy. We are excited about the interest and support for EXPAREL to date, and with our recent FDA approval we believe we are in a strong position to bring a new, much-needed postsurgical pain management therapeutic to the market.”

Recent Developments

•                  Published our bunionectomy data in Advances in Therapy and a review article in Pain Management. In October 2011, Pacira published an article in the peer-reviewed journal Pain Management evaluating the use of DepoFoam® in the treatment of postsurgical pain.

•                  Presented two podium presentations at the American College of Surgeons (ACS) 97th Annual Clinical Congress. In October 2011, Pacira presented new data introducing the potential for pharmacoeconomic benefits with EXPAREL at ACS in San Francisco. In addition, a second podium presentation highlighting a meta-analysis of the pain and opioid reduction observed across several clinical trials comparing EXPAREL to bupivacaine HCl was presented.

•                  Presented two posters at the 2011 Annual Meeting of the American College of Clinical Pharmacy (ACCP). In October 2011, Pacira presented new comparative data highlighting the pain control and opioid reduction observed in clinical trials of  EXPAREL compared with bupivacaine HCl, as well as pharmacokinetic data at ACCP in Pittsburgh.

•                  Presented two posters at the 2011 Annual Meeting of the American Society of Anesthesiologists (ASA). In October 2011, Pacira also presented two similar posters at ASA in Chicago, which focused on the pharmacokinetics and reduction in opioid-related adverse events observed in patients treated with EXPAREL.

•                  Presented at the Annual Scientific Assembly of the American Society of Plastic Surgeons (ASPS). In September 2011, EXPAREL was featured in the “Hot Topics in Plastic Surgery” panel at ASPS in Denver. In addition, new data demonstrating the long-term safety profile of EXPAREL following breast augmentation using silicone implants were presented during an oral session at ASPS.

•                  Expanded commercial team infrastructure. In August 2011, Pacira announced that it had entered into agreements with Quintiles Commercial US, Inc. (Quintiles) and Integrated Commercialization Services, Inc. (ICS) to support the anticipated launch of EXPAREL.

•                  Presented at the 38th Annual Meeting & Exposition of the Controlled Release Society (CRS). In August 2011, Pacira presented new preclinical data evaluating the safety of DepoFoam, the Pacira proprietary, extended-release drug delivery technology, during two podium sessions at CRS in National Harbor, Md.

Financial Highlights

•                  Net loss for the third quarter ended September 30, 2011 was $9.5 million, or $0.55 per share (based on 17.2 million weighted average shares outstanding), compared with $7.9 million, or $13.77 per share, for the quarter ended September 30, 2010 (based on 0.6 million weighted average shares outstanding). The difference in the number of weighted average shares outstanding primarily resulted from the Pacira initial public offering (IPO) in February 2011, as well as the conversion of all preferred stock and the principal and accrued interest on certain notes into common stock upon closing of the IPO.

•                  Total revenues for the quarter ended September 30, 2011 were $4.0 million compared with $4.5 million for the third quarter of 2010. The decrease was primarily attributable to a $1.1 million decline in supply revenue which reflects fewer lot sales to Pacira’s commercial partners. This was offset by a $0.6 million increase in collaborative licensing and development revenue which was principally driven by activities performed under the license agreement Pacira has with Novo Nordisk that was executed in the first quarter of 2011.

•                  Total operating expenses for the quarter ended September 30, 2011 were $12.7 million compared with $11.0 million for the same period of 2010. The $1.7 million increase was primarily attributable to expenses related to pre-commercialization activities performed in anticipation of the launch of EXPAREL.

•                  As of September 30, 2011, Pacira had unrestricted cash, cash equivalents and short term investments of $37.1 million compared with $26.1 million on December 31, 2010.

•                  Cash used in operating activities and for the purchase of fixed assets used in investing activities (“cash burn”) was approximately $27 million for the nine months ended September 30, 2011.

Full Year 2011 Financial Guidance

•                  Pacira is reiterating its revenue expectations for 2011 and currently expects to achieve revenue in the range of $14 to $16 million for the full-year ending December 31, 2011.  This revenue expectation excludes the impact of potential sales of EXPAREL.

•                  Pacira is also reiterating that its expectation for cash burn for the fourth quarter of 2011 is approximately $15 million. This cash burn expectation includes a $2 million development milestone due from Novo Nordisk A/S under our agreement announced in January 2011.  As a result, Pacira expects to exit 2011 with approximately $22 million in unrestricted cash, cash equivalents and short-term investments.

Upcoming Activities

Pacira expects to present at the following investor conferences:

•                  2011 Brean Murray, Carret & Co. Life Sciences Summit, November 14, in New York

•                  23rd Annual Piper Jaffray Healthcare Conference, November 29-30, in New York

Pacira expects to have a presence at the following medical meetings:

•                  American College of Toxicology (ACT), November 6-9, in New York

•                  American Society of Health-System Pharmacists (ASHP), December 4-8, in New Orleans

•                  Postgraduate Assembly in Anesthesiology (PGA), New York State Society of Anesthesiologists (NYSSA), December 9-13, in New York

•                  New York School of Regional Anesthesia (NYSORA), December 17-18, in New York

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call discussing the company’s third quarter financial results, recent developments and 2011 financial guidance today at 9 a.m. (ET). The call can be accessed by dialing 1-866-831-6272 (domestic) or 1-617-213-8859 (international) five minutes prior to the start of the call and providing the passcode 24414196. A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), providing the passcode 74599996. The replay of the call will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can be accessed by visiting the investors section of the Pacira’s website at www.pacira.com. A replay of the webcast will be archived on the company’s website for two weeks following the call.

About EXPAREL™

EXPAREL is an innovative product that combines bupivacaine with DepoFoam®, a proven product delivery technology that delivers medication over a desired time period. It represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting in the same fashion as current local anesthetics, which provide a relatively short duration of efficacy. By utilizing the DepoFoam platform, EXPAREL delivers bupivacaine for an extended period of time, providing analgesia with reduced opioid requirements for up to 72 hours. Additional information is available at www.EXPAREL.com.

Important Safety Information

The safety of EXPAREL has been evaluated in 21 clinical trials, which include over 1300 subjects in the safety database. EXPAREL administered locally into the surgical site was evaluated in 10 randomized, double-blind, clinical studies involving 823 patients undergoing various surgical procedures. Patients were administered a dose ranging from 66 mg to 532 mg of EXPAREL. EXPAREL is contraindicated in obstetrical paracervical block anesthesia. Other formulations of bupivacaine should not be administered within 96 hours following administration of EXPAREL. In these studies, the most common adverse reactions (incidence ≥10%) following EXPAREL administration were nausea, constipation, and vomiting.

Please see the full Prescribing Information for more details available at www.EXPAREL.com

About Pacira

Pacira Pharmaceuticals, Inc. (Nasdaq: PCRX) is an emerging specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s current emphasis is the development of non-opioid products for postsurgical pain control, and its lead product, EXPAREL (bupivacaine liposome injectable suspension), was approved for administration into the surgical site to produce postsurgical analgesia by the U.S. Food and Drug Administration in October 2011. EXPAREL and two other commercially available products utilize the Pacira proprietary product delivery technology DepoFoam®, a unique platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about EXPAREL’s potential, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: our plans to develop and commercialize EXPAREL; the success and timing of our commercial launch of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our commercialization and marketing capabilities; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010, and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

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Pacira Pharmaceuticals, Inc.

Consolidated Statement of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Supply revenue	$1,682	$2,744	$4,868	$7,127
Royalties	922	1,023	2,743	2,693
Collaborative licensing and development revenue	1,352	765	3,845	2,551
Total revenues	3,956	4,532	11,456	12,371
Operating expenses:
Cost of revenues	3,357	3,573	10,138	10,168
Research and development	4,344	5,716	12,237	14,954
Selling, general and administrative	4,988	1,694	13,465	3,948
Total operating expenses	12,689	10,983	35,840	29,070
Loss from operations	(8,733)	(6,451)	(24,384)	(16,699)
Other (expense) income:
Interest income	46	39	111	112
Interest expense	(910)	(1,077)	(4,068)	(2,577)
Royalty interest obligation	116	(444)	235	(1,048)
Other, net	(27)	33	61	107
Total other expense, net	(775)	(1,449)	(3,661)	(3,406)
Net loss	$(9,508)	$(7,900)	$(28,045)	$(20,105)

Basic and diluted net loss per common share	$(0.55)	$(13.77)	$(1.89)	$(35.02)
Weighted average common shares outstanding - basic and diluted	17,230,826	573,521	14,826,054	574,112

Pacira Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	September 30,	December 31,
	2011	2010
Assets
Cash and cash equivalents and short-term investments	$37,068	$26,133
Restricted cash	1,687	1,314
Other current assets	4,645	3,608
Fixed assets, net	25,825	23,950
Intangibles and other assets, net	8,384	11,557
Total assets	$77,609	$66,562

Liabilities and stockholders’ equity (deficit)
Current liabilities	$17,829	$16,322
Related party debt, including accrued interest	—	49,795
Long-term debt and royalty interest obligation	22,445	24,865
Other long-term liabilities	23,460	23,963
Stockholders’ equity (deficit)	13,875	(48,383)
Total liabilities and stockholders’ equity	$77,609	$66,562